Exhibit 10.3

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (the “Agreement”) is made and entered into as of May 6, 2013 (the “Effective Date”) by and between PPD DEVELOPMENT, LLC, a Delaware limited liability company, with its principal executive offices located at 929 North Front Street, Wilmington, North Carolina 28401 (“PPD”) and Celldex Therapeutics Inc., a corporation with its principal executive offices located at 119 Fourth Avenue, Needham, MA 02494 (“Sponsor”).

WHEREAS, Sponsor is engaged in the development, manufacture, distribution and sale of pharmaceutical products; and

WHEREAS, PPD is a clinical research organization engaged in the business of managing clinical research programs and providing clinical development and other related services; and

WHEREAS, Sponsor may wish to retain the services of PPD from time to time to perform clinical development services in connection with certain clinical research programs Sponsor is conducting (individually, a “Project”), in which case the terms and conditions for each such Project shall be set forth in a project addendum to be attached to this Agreement and incorporated herein by reference (individually, a “Project Addendum” and collectively, the “Project Addenda”); and

WHEREAS, PPD is willing to provide such services to Sponsor in accordance with the terms and conditions of this Agreement and the attached Project Addenda.

NOW, THEREFORE, for good and valuable consideration contained herein, the exchange, receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.             SERVICES.

1.1          Services to be Provided by PPD.  PPD hereby agrees to provide to Sponsor the services identified and described in the Services section of each Project Addendum attached to this Agreement (the “Services”).  PPD and its Agents (and Affiliates if applicable pursuant to Section 13.11) shall perform the Services for each Project set forth in the applicable Project Addendum in compliance with (i) the protocol for the Project (“Protocol”), which may be attached to and as amended or updated from time to time by written agreement of the parties,  and made a part of the applicable Project Addendum, (ii) the terms and conditions of this Agreement, (iii) the terms and conditions of the applicable Project Addendum, (iv) PPD’s standard operating procedures (“SOPs”), which have been approved by Sponsor, and (v) all applicable laws, rules and regulations including in strict accordance with: all applicable federal, national, regional and local  statutes, rules, guidelines, and regulations (“Applicable Law”), including without limitation;

(i)            the United States Food, Drug and Cosmetic Act, as amended, and any and all rules and regulations promulgated there under (the “Act”), Title 21 Code of Federal Regulations (“CFR”) Parts 50, 56 and 312, and any other applicable FDA regulations or guidance documents;

(ii)           European Commission Directive 2001/20 EC; and

(iii)          ICH guidelines and Good Clinical Practices;

Sponsor agrees that PPD is responsible only for those Services set forth on a properly executed Project Addendum which is signed by authorized representatives of both parties to this Agreement.

1.2          Project Addendum.  In the event that the parties hereto shall reach agreement with respect to the provision of Services for a Project, PPD and Sponsor shall execute a Project Addendum evidencing such Services.  Each Project Addendum shall be in writing and signed by authorized representatives of both parties and attached to this Agreement and incorporated into and made a part of this Agreement by reference, and each such Project Addendum and this Agreement shall constitute the entire agreement for the applicable Project.  To the extent any terms set forth in a Project Addendum conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise specifically set forth in the Project Addendum. PPD shall report in accordance with any specific reporting obligations set forth in a Project Addendum to Sponsor regarding progress under each Project Addendum including provision of all data, work products, incidents and results relating to the Services.

1.3          Sponsor and PPD Cooperation.

Sponsor will reasonably cooperate with PPD in providing information to PPD, taking action and executing documents, as appropriate, to achieve the objectives of this Agreement.  Sponsor acknowledges and agrees that PPD’s performance under this Agreement is dependent on Sponsor’s timely and effective reasonable cooperation with PPD.  Accordingly, Sponsor acknowledges that any delay by Sponsor may result in PPD being released from an obligation or schedule deadline or in Sponsor having to pay extra fees in order for PPD to meet a specific obligation or deadline despite the delay. PPD agrees to reasonably cooperate with Sponsor and provide Sponsor a reasonable time to respond to PPD’s requests to achieve the objectives of this Agreement. Sponsor shall comply with all Applicable Laws governing the performance of its obligations hereunder and the subject matter of this Agreement, including without limitation, Sponsor’s Property (as defined below).

1.4          Serious Adverse Event and Medical Management Plan.  Notwithstanding anything to the contrary herein, in the event PPD and Sponsor agree in writing upon a serious adverse event and medical management plan relating to a specific Project (“SMMP”), the parties shall comply with the terms and conditions of any such SMMP.  In the event of any conflict between the terms and conditions of the SMMP and the relevant Project Addendum, the terms and conditions of the SMMP shall control.  Sponsor shall be responsible for any additional costs associated with compliance with the SMMP. Costs associated with compliance with the SMMP shall be agreed to in a Project Addendum or amendment thereto.

1.5          Patient Enrollment.  Enrollment numbers are good faith estimates and PPD shall exercise reasonable diligence and efforts to meet such enrollment estimates in accordance with any mutually agreed upon estimated time-lines.

1.6          Final Protocol.  The parties agree that Sponsor shall be solely responsible for the final review, approval and adoption of the Protocol and PPD shall not be liable for such Protocol.

2.             COMPENSATION AND PAYMENT.

2.1          Charges for Services.  Sponsor shall pay PPD for all Services performed under this Agreement and any Project Addendum (“Direct Fees”) in accordance with the rates for such Services set forth in such Project Addendum which shall be inclusive of any and all applicable taxes unless expressly stated otherwise; with the exception of taxes required to be added to invoicing issued by PPD as required by local regulations, such as VAT or GST in Australia.  Sponsor shall also reimburse PPD for all out-of-pocket expenses incurred in connection with the performance of the Services with respect to a Project, including, without limitation, investigator grants and fees, reasonable travel expenses, shipping and postage costs, copying and printing fees, copyright fees, third party drug storage and distribution fees, required Institutional Review Board or similar board or committee fees, and other “pass through” expenses reasonably expected to be incurred in connection with performing the Services (collectively, the “Pass Through Costs”) and agreed in advance in writing with Sponsor through inclusion in the relevant Project Addendum and subject to production of reasonable documentary proof of such expenditure if requested by Sponsor.  All Pass Through Costs invoiced to Sponsor will be at actual cost with no mark-up for administration or overhead. Except as otherwise expressly provided in a Project Addendum, PPD shall submit to Sponsor for each Project a monthly invoice describing the Services performed on such Project, the Direct Fees due for such Services, and all Pass Through Costs paid by PPD and identifying the relevant Project and Project Addendum.  Sponsor shall pay each undisputed invoice within thirty (30) days of receipt of said invoice.  If payment is not received by PPD within such thirty-day period, PPD shall provide notice to Sponsor in writing of such unpaid invoice.   In the event that Sponsor disputes one or

more items in an invoice, Sponsor will notify PPD  in writing within ten (10) working days of receipt of the invoice and such notice shall contain a reasonably specific description of the item(s) being disputed and the basis therefor.  PPD will respond to Sponsor in writing within ten (10) working days of receipt of the notification.   The parties shall use good faith efforts to resolve the dispute within sixty (60) days of receipt of the invoice. If PPD and Sponsor resolve said dispute Sponsor shall pay the disputed amount within thirty (30) days of resolution of said dispute.  PPD shall have no obligation to pay subcontractor costs or investigator grant payments to any subcontractor or investigator site (the “Site”) for conduct of services related to a Project until PPD has received payment of such Pass Through Costs from Sponsor.  Notwithstanding anything to the contrary contained herein, Sponsor acknowledges and agrees that certain vendor and subcontractor contracts, including without limitation, contracts for investigator meetings and patient recruitment services, must be advanced and paid up front by Sponsor.  PPD shall be under no obligation to incur any such vendor or subcontractor fees until such fees are received from Sponsor.  In addition, in certain circumstances, PPD may require investigator grants to be advanced by Sponsor at the timeframes mutually agreed upon by the parties.

2.2          Payment after Termination.  Upon termination of any Project Addendum or this Agreement pursuant to Section 3 below, Sponsor shall pay PPD all Direct Fees and Pass Through Costs for all Services, and any portion of Services, performed through the termination date within thirty (30) days of the termination date where feasible for PPD to calculate the final costs associated with Services performed within such a timescale, but in no case longer than sixty (60) days.  In addition, Sponsor shall reimburse PPD for all future non-cancelable obligations to third parties (where such obligations were created and agreed as a result of a Project being authorized by the Sponsor).  Any funds held by PPD which shall be determined to be unearned shall be returned to Sponsor within ninety (90) days following conclusion of the Project.  Notwithstanding the foregoing, certain Services of PPD require greater utilization of resources at the outset such that compensation for such Services based on a percentage of milestones completed prior to PPD fully completing the milestones would work to the detriment of PPD.  Accordingly, the parties agree that in the event of early termination, at PPD’s sole but reasonable discretion, PPD shall be entitled to compensation for all completed and partially completed Services on a time and materials basis for work actually conducted by PPD up to the date of termination.

2.3          Pre-Execution Services.  In the event Sponsor requests PPD to begin providing the Services for a Project prior to the execution by Sponsor of a Project Addendum or other mutually agreed upon writing, Sponsor agrees that PPD shall be compensated for Services performed at Sponsor’s request in accordance with the PPD Proposal for Services.

2.4          Payments.  Unless otherwise set forth in a Project Addendum, all payments to PPD under this Agreement or any Project Addendum shall be made as follows:

If made by check, payment mailed to:	PPD Development, LLC
26361 Network Place
Chicago, IL 60673-1263
Tax ID# 74-2325267

Overnight Address:
JPMorgan Chase
131 S. Dearborn, 6th Floor
Chicago, IL 60603
Attn: PPD Development, LLC/Box 26361

If made by wire transfer, payment wired to:	JPMorgan Chase
Acct: 500002360
R/T Number: 021000021 (ACH & Wire)
SWIFT/BIC: CHASUS33
Beneficiary: PPD Development, LLC

Any changes to the payee information set forth above require a writing signed by PPD’s treasurer or chief financial officer.

3.             TERM AND TERMINATION.

3.1          Term.  The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years unless extended by mutual written agreement by the parties.  Each Project Addendum shall be effective upon the date signed by the last signatory thereto and shall terminate upon (i) the completion of the Services to be provided thereunder, and (ii) PPD’s receipt of all Direct Fees, Pass Through Costs, and any other payments due to PPD related to the Services provided thereunder, unless earlier terminated in accordance with this Section 3.

3.2          Early Termination.  Subject to Section 3.4, any Project Addendum may be terminated individually, or this Agreement may be terminated in its entirety, with or without cause by Sponsor upon thirty (30) days prior written notice.  PPD may terminate any Project Addendum upon Sponsor’s breach of this Agreement upon thirty (30) days prior written notice provided that such breach was not remedied by Sponsor within the afore-mentioned thirty (30) day prior notice period.

3.3          Insolvency.  Either party hereto may terminate this Agreement immediately upon the occurrence of an “Insolvency Event” with respect to the other party.  For purposes of this Agreement, “Insolvency Event” shall mean (1) a party or any of its Affiliates shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; (2) an involuntary case or other proceeding shall be commenced against a party or any of its  Affiliates seeking liquidation, reorganization or other relief with respect to it or its debts under bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or (3) an order for relief shall be entered against a party or any of its subsidiaries under the federal bankruptcy laws now or hereafter in effect.

3.4          Effect of Termination.  The termination of this Agreement in its entirety by either party shall automatically terminate all Project Addenda, unless otherwise agreed in writing. In the event that a Project Addendum extends past the termination of this Agreement, the terms and conditions of the Agreement shall extend only for such period of time as is necessary for completion of the Services and any related obligations under such Project Addendum.

3.5          Wind Down.  Upon the termination of this Agreement or a Project Addendum, PPD shall cooperate with Sponsor to provide for an orderly wind-down of the Services provided by PPD hereunder. PPD shall cooperate with Sponsor, at Sponsor’s reasonable request, to develop and begin implementing a wind-down plan for the Services including, where appropriate, the transition to new service provider(s) designated by Sponsor. Sponsor shall reimburse PPD for all reasonable costs associated with the transition to a new services provider(s). In connection with any termination or expiration of this Agreement, PPD shall return to Sponsor all copies of all materials, data, work product, specimens, reports and all other property of Sponsor under this Agreement, in accordance with Section 5.6 and 10.2 of the Agreement.

3.6          Provisions Surviving Termination.  The obligations of the parties contained in Sections 2, 3.4, 3.5, 3.6, 5, 6, 7, 8, 9, 10.2, 13.2, 13.3, 13.6, 13.7, 13.8, 13.11, and 13.12 hereof and herein shall survive termination of this Agreement.

4.             PERSONNEL.

4.1          Project Management.  The Services with respect to each Project shall be performed by PPD under the direction of the person identified as the Project Manager in the applicable Project Addendum or such other person acceptable to Sponsor and mutually agreed to in writing (email is sufficient) as PPD may from time to time designate as the Project Manager, such Sponsor acceptance of the designated Project Manager not to be unreasonably withheld or delayed in all instances. PPD shall provide Sponsor with a list of functional area leads and copies of their curriculum vitaes (e-mail is acceptable) for prior approval by Sponsor (such approval by Sponsor shall not be unreasonably withheld or delayed) before commencing the Services under any Project Addendum.  In the event that any of the functional area leads will be replaced or become unavailable during the term of a Project Addendum, PPD shall provide Sponsor the name of the substitute and a copy of the substitute’s curriculum vitae for approval (such approval by Sponsor shall not be unreasonably withheld or delayed) prior to commencing services under a Project Addendum (e-mail notification is acceptable).

4.2          Covenant Not to Interfere.  Neither party will solicit for employment any employee of the other party during the active term of this Agreement.  As used in this section “solicit” means the initiation by a party or its agent of a contact with any of the other party’s then current employees who are performing services under this Agreement for the purpose of offering employment to such employees, but shall not include the circumstance where any such employee initiates a contact with the other party for the purpose of obtaining employment whether in response to a general advertisement of employment or where such contact is initiated by a third party who was not instructed to contact such employee by the hiring party.

4.3          Personnel Retention.  In the event of delays in the performance of the Project, i.e., after PPD is authorized to commence work, which are beyond the control of PPD, and where Sponsor desires in writing for PPD to keep PPD Project personnel assigned to the Project, in addition to any other sums payable to PPD hereunder, Sponsor agrees that Sponsor shall pay a personnel fee calculated on an FTE-day basis. Said personnel fees shall be invoiced by PPD on a monthly basis, and shall be due and payable by Sponsor within 30 days of receipt of an undisputed invoice in accordance with Section 2.1.

5.             CONFIDENTIALITY.

5.1          Sponsor Confidential Information.  PPD and its Affiliates shall treat all information obtained from Sponsor (including, without limitation, information regarding Sponsor’s business, services, methodologies, marketing strategies, business plans and proposals, employees and personnel, standard operating procedures, prices and rates, technology, tools, programs and software programs; scientific or technical information including any experimental results, trade secret, invention, idea, procedure, formulation, process, formula or data; any information relating to Sponsor drug products and proposed drug products; current or proposed studies on Sponsor products; prior research and results of studies on Sponsor’s drug products; and reports and decisions resulting from clinical trials on Sponsor’s drug products) and all Sponsor Property (as defined in Section 7.2) (“Sponsor Confidential Information”) as the confidential and exclusive property of Sponsor.

5.2          PPD Confidential Information.  Sponsor shall treat all information obtained from PPD or any of PPD’s Affiliates including, without limitation, any PPD bids or proposals, standard operating procedures, personnel information, all PPD Property (as defined below) and any revisions, improvements or enhancements thereto (“PPD Confidential Information”) as the confidential and exclusive property of PPD.  For avoidance of doubt PPD Confidential Information excludes Sponsor Property, In addition, any affiliate of Sponsor receiving information from PPD or any PPD Affiliate shall be bound by these confidentiality obligations.  Further, any information disclosed, obtained, or observed by Sponsor or any affiliate of Sponsor during an audit of PPD or an Affiliate of PPD, or the facilities of either, with the exception of Sponsor Confidential Information, shall be treated as confidential by Sponsor in accordance with the terms contained herein.

5.3          Use of Sponsor Confidential Information and PPD Confidential Information.  Each party shall use the other’s Confidential Information solely for the purposes contemplated by this Agreement and for no other purpose without the prior written consent of the other party.  Neither party shall publish, disseminate or otherwise disclose Confidential Information of the other to any third party without first obtaining the written consent of such other party.  Each party shall restrict the dissemination of the other’s Confidential Information with its organization to only those persons who have a need to know, and shall ensure that all of its directors, officers, employees, agents, representatives and advisors (collectively, “Agents”) are aware of this Agreement and bound by the terms of confidentiality stated herein.

5.4          Exceptions to Confidential Information.  The above provisions of confidentiality shall not apply to that part of disclosing party’s Confidential Information which the receiving party is able to demonstrate by documentary evidence: (i) was in the receiving party’s possession prior to receipt from the disclosing party other than as a result of the receiving party’s breach of any legal obligation or is independently developed by the receiving party; (ii) was in the public domain at the time of receipt from disclosing party; (iii) subsequently becomes a part of the public domain through no fault of the receiving party or its Agents; or (iv) is lawfully received by the receiving party from a third party having a right of further disclosure.

5.5          Disclosure Required by Law.  The non-disclosure obligations pursuant to this Agreement shall not apply to Confidential Information that a receiving party is required to disclose pursuant to any judicial action, order of the court or other governmental agency; provided, however, that the receiving party shall make all reasonable efforts to notify the disclosing party prior to the disclosure of Confidential Information and allow the disclosing party the opportunity to contest and avoid such disclosure, and further provided that the receiving party shall disclose only that portion of such Confidential Information (and solely for such purpose) that it is legally required to disclose.

5.6          Return of Information.  Upon termination or expiration of this Agreement or at the disclosing party’s earlier written request, the receiving party shall return, and shall cause its Agents and Affiliates to return, all documentary, electronic or other tangible forms of Confidential Information provided by the disclosing party including, without limitation, any and all copies thereof, or, at the disclosing party’s request, destroy all or such parts of the disclosing party’s Confidential Information as the disclosing party shall direct.  Notwithstanding the foregoing, the receiving party may retain copies of such of the disclosing party’s Confidential Information as is reasonably necessary for regulatory and business archival purposes, subject to the ongoing obligation to maintain the confidentiality of such information.

5.7          Remedy.  Each party agrees that its obligations hereunder are necessary and reasonable in order to protect the other party and the other party’s business, and expressly agrees that monetary damages would be inadequate to compensate the other party for any breach of the terms of this Agreement.  Accordingly, each party agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the other party, and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the other party shall be entitled to seek injunctive relief against the threatened breach of this Agreement or a Project Addendum or the continuation of any such breach.

6.             DATA PRIVACY.

6.1          Definitions. For the purpose of this Section 6, ‘Personal Data’, ‘Process/Processing’, ‘Data Controller’, ‘Data Processor’ and ‘Data Subject’ shall have the same meaning as in Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data (“Directive 95/46/EC”) as implemented in the law of any EU Member State which is applicable to the provision of the Services or as defined in the law of any other country which is applicable to the provision of the Services (including, as applicable, the Health Insurance Portability and Accountability Act of 1996  (HIPAA) Privacy and Security Rules, 45 C.F.R. Parts 160-164, and the Health Information Technology for Economic and Clinical Health Act (HITECH), P.L. No. 111-005, Part I, Title XIII, Subpart D, 13401-13409, and state privacy laws) (collectively referred to as the “Applicable Data Privacy Laws”).

6.2          Compliance. Each party warrants to the other that it will Process the Personal Data in compliance with all Applicable Data Privacy Laws.

6.3          Data Processing. The Sponsor and PPD acknowledge that the Sponsor is the Data Controller and PPD is the Data Processor with respect to the Processing of Personal Data relating to the Services provided under this Agreement. In the event that the Services are performed by any PPD Affiliate then such PPD Affiliate shall be a sub-Processor.  PPD shall Process the Personal Data only in accordance with written instructions from the Sponsor or as may be required or permitted by Applicable Law including the Applicable Data Privacy Laws.  (The instructions may be specific instructions or instructions of a general nature as set out in this Agreement, a Project Addendum, Protocol, SOP or SMMP or as otherwise notified by the Sponsor to PPD during the Term).

6.4          Representative. If Sponsor needs to appoint a representative to comply with Applicable Data Privacy Law in any EU Member State pursuant to Article 4 of Directive 95/46/EC and PPD is willing to provide such services to Sponsor, Sponsor and PPD shall enter into a mutually acceptable agreement for such representative purposes. Unless and until such an agreement is entered into, PPD shall not be deemed to be a representative under any Applicable Data Privacy Law.

6.5          Security. PPD and its Affiliates and Agents as applicable shall implement appropriate technical and organisational measures to protect the Personal Data as required by ICH-GCP and Applicable Data Privacy Laws.

6.6          Data Privacy Requests. PPD shall promptly notify the Sponsor in writing if it or  its Affiliates and Agents as applicable receives any communication with regard to data privacy relating to the Services from a Data Subject, a privacy authority or other regulatory authority, and provide the Sponsor with cooperation and assistance in relation to any such communication. PPD shall be entitled to charge the Sponsor for such assistance, at its usual hourly rate, unless the communication relates to a breach or violation by PPD or a PPD Affiliate or Agent of its obligations under this Section 6.  However, PPD and Sponsor recognize that any fees charged to the requesting party must comply with Applicable Data Privacy Laws.

6.7          Security Breaches. If PPD becomes aware of any breach of an Applicable Data Privacy Law relating to the Services, then it shall promptly notify the Sponsor and, if requested, assist the Sponsor in meeting any obligations under Applicable Data Privacy Law to notify Data Subjects, regulatory authorities or other required parties.  PPD shall not respond directly to any Data Subjects, privacy authority or regulatory authority without obtaining the express written consent of Sponsor, unless otherwise required by Applicable Law. PPD shall be entitled to charge the Sponsor for such assistance, at its usual hourly rate, unless PPD or a PPD Affiliate was responsible for such breach.

6.8          Data transfers. PPD shall only Process or otherwise transfer Personal Data outside the European Economic Area (member states of the European Union plus, Norway, Iceland & Liechtenstein) as set out in this Agreement, any Project Addendum, Protocol, SOP or SMMP or with the prior consent of the Sponsor.

7.             INTELLECTUAL PROPERTY.

7.1          No License.  The delivery of any information to a party hereto, shall not be deemed to grant the receiving party any right or license under any patent or patent application or to any know-how, technology or invention of the disclosing party except as expressly stated herein. PPD hereby grants and will grant to Sponsor a non-exclusive, fully-paid up, compensation-free, irrevocable (except in the event of material breach), perpetual world-wide license to use any PPD Property which is incorporated into a deliverable under the Project Addendum to the extent reasonably necessary for Sponsor to utilize the deliverables as contemplated by the Project Addendum and for commercialization of the relevant Project. Unless prior approved in writing by PPD, Sponsor shall not sublicense or transfer this license hereby granted (or to be granted) to any other party except that Sponsor may sublicense or transfer this license to a bona fide development or commercialization partner in respect of the relevant Project upon due notice to PPD provided that in no event shall any such transferee or sub licensee of Sponsor be PPD’s direct competitor.

7.2          Sponsor Property.   Subject to Section 7.3 below, PPD hereby assigns to Sponsor all rights PPD or its Agents or Affiliates may have or may acquire in any  information, data,  results, any invention, technology, know-how, discovery, improvement, works, products or other intellectual property  relating to a Project drug or Protocol and which is (i) a direct and sole result of PPD’s or its Agents’ or Affiliates’ provision of the Services or (ii) specifically set forth as a deliverable under a Project Addendum (collectively, “Sponsor Property”). The parties hereby agree, for the avoidance of any doubt, that all Sponsor Property, is the exclusive property of Sponsor. Sponsor shall be free to use Sponsor Property without restriction, subject to Applicable Law and PPD shall assist Sponsor, at Sponsor’s sole cost and expense, in obtaining or extending protection therefor.  PPD warrants that it has and will continue to have valid agreements with all of its Affiliates and Agents to effect the terms of this Section 7.2. PPD shall promptly disclose in writing to Sponsor full details of any and all such Sponsor Property.  PPD agrees to (as is reasonably necessary) execute and have executed assignments of all Sponsor Property (and any and all rights therein) to Sponsor. PPD further agrees, at Sponsor’s sole cost and expense, to execute other documents that may be reasonably necessary or helpful to Sponsor, or at PPD’s sole but reasonable discretion, which may relate to any litigation or interference and/or controversy in connection therewith.  PPD acknowledges that Sponsor has the exclusive right to file patent applications and own patents in connection with the Sponsor Property.

7.3          PPD Property.  PPD possesses certain inventions, processes, technology, know-how, trade secrets, improvements, other intellectual property and assets, including, without limitation, those related to business or product plans or proposals, marketing strategies, standard operating procedures, data, composition of matter, research, experimental results, personnel data, financial information and conditions, pricing information, customer information, supplier/vendor information, raw materials, data collection and data management processes, laboratory analyses, analytical, biotechnology and clinical methods, procedures and techniques, computer technical expertise and software (including code) which have been independently developed without the benefit of any information provided by Sponsor (collectively, “PPD Property”).  Sponsor and PPD agree that any PPD Property or revisions, improvements or enhancements thereto which are developed without the benefit of any Sponsor Property or Sponsor Confidential Information  shall be the sole and exclusive property of PPD, and Sponsor shall have no rights, title and interest to such PPD Property.

7.4          Work for Hire.  The parties expressly agree that any and all Sponsor Property which represents original works of authorship, reports, data, technical information, communications, materials, and/or concepts and plans made, conceived or written by PPD or its Affiliates or Agents as a result of Services performed for Sponsor pursuant to this Agreement is and shall be a work for hire as defined under 17 USC §101 or equivalent provisions and shall belong exclusively to Sponsor, including, without limitation, exclusive rights to Sponsor to use and obtain copyrights therein.

8.             INDEMNIFICATION.

8.1          Sponsor Indemnity.  Sponsor shall indemnify, defend, and hold harmless PPD, PPD Affiliates (as that term is defined in Section 13.11), and their Agents (“PPD Indemnitees”) from and against any and all damages, liabilities, losses, fines, penalties, settlement amounts, costs and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorneys’ fees, expert witness fees, court costs, , incurred in connection with any claim, demand, action, proceeding, investigation or hearing (collectively, a “Claim”) directly or indirectly relating to or arising from this Agreement or any Services provided by PPD Indemnitees hereunder, including but not limited to, Project related services provided by PPD at the request of Sponsor yet prior to finalization of the relevant Project Addendum; provided however, that Sponsor shall have no obligation of indemnity hereunder with respect to any Claim which arose from  the negligence, intentional misconduct or material breach of this Agreement or any Project Addendum on the part of PPD or its Agents or Affiliates.

8.2          PPD Indemnity.  PPD shall indemnify, defend and hold harmless Sponsor and its Agents from and against any and all damages, liabilities, losses, fines, penalties, settlement amounts, cost and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorney’s fees, expert witnesses and court costs, incurred in connection with any Claim arising from the negligence, intentional misconduct, or material breach of this Agreement of PPD or its Agents or Affiliates; provided however, that PPD shall have no obligation of indemnity hereunder with respect to any Claim which arose from the negligence, intentional misconduct or material breach of this Agreement on the part of Sponsor or its Agents or Affiliates.

8.3          Indemnification Procedure.  Each indemnified party shall give the indemnifying party prompt notice of any Claim for which indemnification is sought hereunder.  The indemnifying party shall have the right to control the defense and settlement of a Claim, provided the indemnifying party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of the Claim, and the indemnified party shall reasonably cooperate in the investigation, defense and settlement of such Claim.  Any indemnified party shall have the right to participate in, but not control, the defense and settlement of a Claim and to employ separate legal counsel of its own choice; provided, however, that such employment shall be at the indemnified party’s own expense, unless (i) the employment thereof has been specifically authorized by the indemnifying party, or (ii) the indemnifying party has failed to assume the defense and employ counsel (in which case the indemnified party shall control the defense and settlement of such Claim); provided however that the defense or settlement under this Section 8.3 (ii) shall not act as a waiver of rights to indemnification and shall not excuse the indemnifying party from its obligations hereunder and, all reasonable costs and expenses incurred by the Party claiming indemnification shall be subject to indemnity by the indemnifying Party..  The costs and expenses, including reasonable fees and disbursements of counsel, incurred by any indemnified party in connection with any Claim shall be reimbursed on a monthly basis by the indemnifying party subject to refund in the event the indemnifying party is ultimately held not to be obligated to indemnify the indemnified party. Neither party will enter into any settlement agreement that attributes fault or negligence to the other party, requires any payment by the other party, or restricts the future actions or activities of the other party, without the other party’s prior written consent, which shall not be unreasonably withheld.

9.             LIMITATION OF LIABILITY.

NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (OR THE TERMINATION HEREOF) OR ANY PROJECT ADDENDUM, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR ANTICIPATED SALES.

TO THE FULLEST EXTENT PERMITTED BY LAW, AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY PROJECT ADDENDUM, THE TOTAL LIABILITY, IN THE AGGREGATE, OF PPD AND ITS AGENTS, AND ANY OF THEM, TO SPONSOR AND ANYONE CLAIMING BY OR THROUGH SPONSOR, FOR ANY AND ALL CLAIMS, LOSSES, COSTS OR DAMAGES, INCLUDING WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS AND EXPERT-WITNESS FEES AND COSTS OF ANY NATURE WHATSOEVER OR CLAIMS EXPENSES RESULTING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY PROJECT ADDENDUM FROM ANY CAUSE OR CAUSES SHALL NOT EXCEED TWO TIMES THE TOTAL DIRECT FEES RECEIVED BY PPD UNDER THE APPLICABLE PROJECT ADDENDUM, WHICH IS THE SUBJECT OF THE CLAIM, UNLESS AND TO THE EXTENT SUCH CLAIMS, LOSSES, COSTS OR DAMAGES ARE CAUSED BY THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF PPD OR ITS AFFILIATES OR AGENTS.

10.          RECORD STORAGE.

10.1        Record Maintenance during Project.  During the term of this Agreement, PPD shall maintain all materials, documents and all other data obtained or generated by PPD in the course of providing the Services hereunder, including all computerized records and files in accordance with Applicable Law and Sponsor’s instructions.  PPD shall cooperate with any reasonable internal review or audit by Sponsor and make available to Sponsor for examination and duplication, during normal business hours and at mutually agreeable times, all documentation, data and information relating to a Project.

10.2        Record Maintenance after Expiration or Termination.  Upon the expiration or termination of the Services other than for Sponsor’s breach of required payment hereunder, all materials and all other data and information obtained or generated by PPD in the course of providing the Services hereunder (collectively, the “Records”) shall, at Sponsor’s option, be (i) delivered to Sponsor at its expense and risk, to its offices identified herein in such form as is then currently in the possession of PPD, (ii) securely retained by PPD for Sponsor for a period of three (3) years after the expiration or termination of the Services, or (iii) disposed of at Sponsor’s expense, as directed by written request of Sponsor, unless the Records are otherwise required to be stored or maintained by PPD under Applicable Law.  If PPD is required or requested to maintain and/or store the Records for a period beyond three (3) years after the termination or expiration of the Services, Sponsor shall reimburse PPD for its maintenance and storage costs. In no event shall PPD dispose of Records without first giving Sponsor sixty (60) days prior written notice of its intent to dispose of the Records and allowing Sponsor the opportunity to take control of such Records.  PPD shall be entitled at its expense to retain copies of the Records reasonably necessary for regulatory purposes or to demonstrate the satisfaction of its obligations hereunder, all subject to the confidentiality obligations set forth in Section 5 above.

11.          REGULATORY.

11.1        PPD hereby certifies that it has not been debarred, and has not been convicted of a crime which could lead to debarment, under the Generic Drug Enforcement Act of 1992. PPD further certifies that it has never been debarred and, none of its employees, Affiliates, has ever been 1) debarred 2) threatened to be debarred or 3) to its knowledge, indicted for a crime or otherwise engaged in conduct for which a person can be debarred, under the Food, Drug and Cosmetic Act or any other Applicable Law.  PPD agrees that it will promptly notify Sponsor in the event of any such debarment, conviction, threat or indictment related to the performance of Services hereunder.   If PPD or any of its Agents or Affiliates or subcontractors (as defined in Section 13.1) who perform Services for a Project is debarred or receives notice of an action or threat of action of debarment, PPD shall immediately notify Sponsor of same.  The debarment of PPD or any of its Agents or subcontractors (as defined in section 13.1) (which are providing services to Sponsor on a Project under this Agreement) or Affiliates  that remains in place for a period of at least thirty (30) days shall be deemed to be a material breach of this Agreement, unless, with respect to the debarment of an Agent or subcontractor (as defined in Section 13.1) which is providing services to Sponsor hereunder, PPD is able to replace the Agent or subcontractor  (as defined in Section 13.1) within such 30-day period, in which case the debarment of the replaced Agent or subcontractor (as defined in section 13.1) shall not be a material breach of this Agreement. PPD hereby further certifies that it shall include a similar debarment provision to that set out in Section 11.1  above in contracts with subcontractors (as defined in Section 13.11) and shall not knowingly utilize any debarred subcontractors (as defined in section 13.1) when providing Services pursuant to this Agreement and any Project Addendum.

11.2        In the event any Applicable Law governing any Services is amended, revised or revoked during the term of this Agreement, the parties will discuss the effect (if any) of such change on the Agreement and/or on Services being provided under this Agreement together with any financial implications and will document any required changes to any Project Addendum by written Amendment executed by both parties.

11.3        During the term of this Agreement and for a period of one year thereafter, Sponsor or its designee (provided that such designee is not considered by PPD to be a competitor of PPD) may, upon reasonable advance notice that is mutually agreeable by the parties, during regular business hours and at Sponsor’s sole cost and expense, audit PPD’s or Affiliates’ records, facilities or procedures related to PPD’s or Affiliates’ provision of the Services.  Such designee shall, in advance of such audit, execute a mutually agreeable confidentiality and non-disclosure agreement with PPD. Sponsor agrees to hold such records and procedures in confidence, in accordance with Section 5 of this Agreement.  Audits shall be conducted by Sponsor on site at PPD or its Affiliate, in a manner designed to cause the least interruption to PPD’s or its Affiliate’s business operations.  Sponsor may perform quality assurance audits of the work performed hereunder, documentation and record-keeping procedures and storage facilities to determine that the Services are being conducted in accordance with this Agreement and the relevant Project Addendum.  The parties will discuss any audit findings as soon as reasonably practicable following the audit.

11.4        PPD  shall promptly notify Sponsor of any impending inspection or audit by the FDA or other federal, state, or foreign government authority  (“Regulatory Authority”) which directly relates to the Services.   In the event that PPD receives from a Regulatory Authority a notice of inspection (hereinafter “Notice”) which directly relates to any Services under this Agreement, PPD shall (i) promptly notify Sponsor of the Notice; (ii) keep Sponsor informed of the progress of the inspection; and (iii) provide a copy to Sponsor of any project documents directly related to the Services produced to such Regulatory Authority.  Notwithstanding the foregoing, in the event any Regulatory Authority issues any findings or commences an enforcement action (e.g. FDA 483) to PPD directly related to the Services provided hereunder or if any of PPD’s practices/procedures which are directly impactful upon the Services provided hereunder are found to be objectionable by a regulatory authority, PPD shall promptly notify Sponsor of any such findings or enforcement action.

12.          CURRENCY MANAGEMENT.

12.1        Direct Fees.  All Direct Fees owed to PPD for Services performed under this Agreement or any Project Addendum shall generally be invoiced to and paid by Sponsor in the “Contract Currency”, which shall be defined as the currency, or currencies, designated in any budget or payment schedule set forth in a Project Addendum.  However, any Services performed outside the United States shall be invoiced to and paid by Sponsor in the local currency where such Services are performed with any Services performed in Europe being invoiced to and paid by Sponsor in British pounds or Euros.

In special circumstances, PPD may invoice Sponsor in United States dollars (“USD”) for Services performed outside the United States.  In such cases, PPD shall specify in the proposal and the contract the estimated exchange rate or rates (“Exchange Rate”) used to prepare the budget or payment schedule for such Project Addendum. This Exchange Rate will be the one used for the preparation of each invoice for Services and payment by the Sponsor.  The “Spot Rate” for purposes of reconciliation, shall mean the actual spot rate in the Wall Street Journal at the close of the day before the date on which the invoice is raised.  At the conclusion of each calendar year, a reconciliation shall be undertaken.  PPD shall compare the USD total of the invoices billed to Sponsor that year at the Exchange Rate with the USD total of those same invoices when converted using the Spot Rates.  In the event the comparison demonstrates that the difference in such amounts is five percent (5%) or more and is greater than USD $50,000 such difference shall be invoiced or credited, as the case may be, to Sponsor.  The reconciliation invoice or credit note will be issued by PPD in USD.  The process of reconciliation is not cumulative but shall be conducted on a calendar year basis and completed by the end of March in the subsequent year.

12.2        Pass Through Costs.  Where PPD incurs Pass Through Costs in a currency other than the Contract Currency, PPD shall, for Sponsor invoicing and payment purposes, convert such costs to the Contract Currency based on an average reasonable market exchange rate between the local currency and the Contract Currency for the month in which such costs were incurred.

12.3        Investigator Fees.  PPD shall pay investigator fees in the currency specified in the investigator agreements.  For Sponsor invoicing and payment purposes, PPD shall convert all investigator fees that are to be paid in a currency other than the Contract Currency to the Contract

Currency.  The conversion to the Contract Currency shall be based on an average reasonable market exchange rate between the currency specified in an investigator agreement and the Contract Currency for the month prior to the month the Sponsor invoice is raised.  All amounts invoiced to Sponsor will be based upon an accrual of costs owed to investigators.  At the end of the project a reconciliation will be completed between the estimated exchange rate used for the purposes of billing on the basis of the accrued costs versus the exchange rate when the actual payment is made to the sites, and any variation will be billed or credited to the Sponsor as applicable.

13.          MISCELLANEOUS.

13.1        Independent Contractor Relationship.  The parties hereto are independent contractors, and nothing contained in this Agreement is intended, and shall not be construed, to place the parties in the relationship of partners, principal and agent, employer/employee or joint venturer.  Neither party shall have any right, power or authority to bind or obligate the other, nor shall either hold itself out as having such right, power or authority.

13.2        Publicity.  Neither party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of the other party in each instance.  The restrictions imposed by this Section shall not prohibit a party from making any disclosure identifying the other party that is required by any Applicable Law.

13.3        Publication.  PPD and Affiliates may not publish any articles or make any presentations relating to the Services provided to Sponsor hereunder with respect to a Project or referring to data, information or materials generated as part of the Services without the prior written consent of Sponsor. Neither party will issue any press release or statement regarding this Agreement or the Services, written or oral, to the communications media or any third party without the prior written consent of the other.

13.4        Insurance.  Sponsor and PPD will each undertake to purchase and maintain insurance of such types and amounts reasonably adequate to cover any liabilities arising out of its obligations hereunder (including but not limited to that required by Applicable Law).   Sponsor further undertakes to purchase and maintain insurance of such types and amounts reasonably adequate (including but not limited to that required by law) to cover any liabilities arising in relation to all clinical trials contracted to PPD pursuant to this Agreement.

Sponsor and PPD will each undertake, upon request, to provide the other party a certificate (or certificates) of insurance setting forth the liability limits, exclusions and deductibles of the insurance such party is required to carry pursuant to this Agreement.

13.5        Force Majeure.  If either party shall be delayed, hindered, or prevented from the performance of any act required hereunder by reason of strike, lockouts, labor troubles, restrictive governmental or judicial orders or decrees, riots, insurrection, war, acts of God, inclement weather, or other cause beyond such party’s reasonable control (each, a “Disability”), then performance of such act shall be excused for the length of time necessary to cure such Disability and resume performance.  A party shall not be liable for any delays resulting from a Disability, and any affected timelines shall be extended for a period at least equal to that of the Disability.  The party incurring the Disability shall provide notice to the other of the commencement and termination of the Disability.

13.6        Notices. Any notice required or permitted to be given hereunder by either party hereto shall be in writing and shall be deemed given on the date delivered if delivered (i) personally, (ii) on the first business day after the date sent if sent by recognized overnight courier, (iii) on the date transmitted if sent via facsimile (with confirmation of receipt generated by the transmitting machine), or (iv) on the second business day after the date deposited if mailed by certified mail, return receipt requested, postage prepaid. All notices to each party shall be sent to the address for said party set forth in the applicable Project Addendum.  If no address is provided in the Project Addendum, then notices shall be sent to the following address:

If to PPD:	PPD Development, LLC
929 North Front Street
Wilmington, North Carolina 28401
Attention: CEO
Tel: (910) 251-0081
Fax: (910) 558-5820

If to Sponsor:	Celldex Therapeutics, Inc.
119 Fourth Avenue
Needham, MA 02494
Tel: (781) 433-0771
Fax: (781) 433-0262
Attention: CEO, CFO and CCO

Either party may change its notice address by notice to the other party hereto in the form and manner provided in this Section 13.6.

13.7        Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to its conflicts of laws provisions. The parties hereby consent to the jurisdiction of the state and federal courts sitting in the State of New Jersey, and any Courts of Appeal there from, in connection with any dispute arising in connection with this Agreement or the provision of Services hereunder.

13.8        Severability.  If any provision of this Agreement or any Project Addendum is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement or such Project Addendum will not be materially or adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement or such Project Addendum will be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this Agreement or such Project Addendum will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a party of this Agreement or such Project Addendum, a legal, valid and enforceable provision as similar in terms as to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties herein.

13.9        Waiver.  Any term or condition of this Agreement or a Project Addendum may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party hereto of any term or condition of this Agreement or a Project Addendum, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement or such Project Addendum on any future occasion.

13.10      Amendments.  No amendment, change or modification to this Agreement or any Project Addendum shall be effective unless in writing and executed by the parties hereto.

13.11      Assignment and Subcontracting.  This Agreement and any Project Addendum may not be assigned by either party without the prior written consent of the other party; provided, however, that (i) a party hereto may assign this Agreement or a Project Addendum hereunder with prompt notice but without the requirement for consent to a successor-in-interest to the party’s business to which this Agreement relates and (ii) PPD may assign this Agreement or a Project Addendum or subcontract all or part of the Services to be performed hereunder to PPD Affiliates, provided that such Affiliates are bound by all applicable terms of this Agreement and the relevant Project Addendum or Addenda.  “PPD Affiliates” shall mean entities which can provide the Services and which controls, is controlled by or is under common control with PPD or PPD’s parent company Pharmaceutical Product Development, LLC.  In the event the Services shall be performed by a PPD Affiliate, such PPD Affiliate may be the contracting party to any Project Addendum for the Services. PPD shall notify Sponsor of the intention to subcontract or delegate its obligation to perform any portion of the Services under a Project Addendum to a subcontractor.  PPD shall be responsible and retain primary liability for the performance of all obligations of PPD under this Agreement and any breach thereof by PPD or subcontractors selected and managed by PPD. When used in this Agreement, the term “subcontractor” shall mean and refer to any third party to whom PPD has subcontracted or delegated PPD’s obligation to perform any portion of the Services hereunder (but shall exclude Affiliates of PPD and any third party vendor whose expenses are considered a Pass Through Cost).

13.12      Construction.  Except where the context otherwise requires, wherever used the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense.  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The language of this Agreement shall be deemed to be the language mutually chosen by the parties and no rule of strict construction shall be applied against either party hereto.

13.13      MedDRA and WHODrug Dictionary License.  The parties acknowledge that MedDRA and Uppsala Monitoring Centre product licenses are required by all parties who wish to distribute or receive MedDRA or WHODrug dictionary terminology.  Each party represents and warrants that it possesses a current MedDRA and/or Uppsala Monitoring Centre product license as required.  In the event Sponsor requests that PPD perform services which require PPD to distribute MedDRA terminology or WHODrug dictionary to third parties, Sponsor shall be responsible for ensuring that all such third parties possess the necessary MedDRA and/or Uppsala Monitoring Centre product licenses.

13.14      Counterparts and Electronic Signatures.  This Agreement or any Project Addendum hereunder may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Each party may execute this Agreement or any Project Addendum by facsimile transmission or in Portable Document Format sent by electronic means.  Signatures of authorized signatories of the parties transmitted by facsimile or sent by electronic means in Portable Document Format shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Agreement or any Project Addendum hereunder.

13.15      Representative.  With regard to any Project conducted under this Agreement, Sponsor represents and warrants that it shall not name any PPD employee, contractor, or other PPD representative on Line 15 of Form FDA 1571. Sponsor acknowledges and understands that if Sponsor desires that any PPD employee, contractor, or other PPD representative be named as the Senior Medical Officer in Canada on Line 87 of Form HC/SC 3011 or in any similar capacity for clinical trials conducted in other countries, Sponsor must first submit such a request to PPD in writing for the performance of services pursuant to such naming, including, without limitation, responsibility for review and evaluation of information relevant to the safety of the Study Drug.  If PPD agrees to perform such services, the parties shall enter into good faith negotiations and enter into either a separate agreement or written amendment to the applicable Project Addendum prior to PPD initiating the services.

13.16      Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations, representations or agreements, either written or oral, with respect to the subject matter hereof.

14.          WARRANTIES

14.1        Each party warrants the following:

(a) that it is authorized to enter into this Agreement and that the terms of this Agreement are not (and shall not become) inconsistent with or constitute a violation of any contracted or other legal obligation to which it is subject; and

(b) that in performing under this Agreement it shall (i) conduct business in compliance with all Applicable Laws,; and (ii) shall not achieve business results by illegal act or unethical conduct.

(c)  that it and its Affiliates as applicable have all necessary or appropriate qualifications, authorizations, licenses and permits to perform the Services under this Agreement.

14.2        PPD warrants that (a) it is not currently involved in any material litigation, and is unaware of any pending litigation proceedings, relating to its or its  Affiliates’ Services provided in a clinical trial for any third party; and (b) it has not within the past ten (10) years received any warnings from the FDA or other Regulatory Authority relating to services it has provided to third parties during the conduct of a clinical trial.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto by their duly authorized officers as of the date first above written.

PPD DEVELOPMENT, LLC		CELLDEX THERAPEUTICS, INC.

By:	/s/ William J. Sharbaugh	By:	/s/ Anthony S. Marucci

Name:	William J. Sharbaugh	Name:	Anthony S. Marucci

Title:	Chief Operating Officer	Title:	President & CEO